EXHIBIT 99.1

Pac-Van, Inc. Acquires Storage Container, Storage Trailer and Mobile Office Assets From Lucky’s Lease, Inc.

Indianapolis, IN, January 29, 2018 – General Finance Corporation (NASDAQ:GFN) subsidiary Pac-Van, Inc. announced its acquisition of Lucky’s Lease, Inc. of South Royalton, Vermont on Friday, January 26th. Lucky’s Lease, Inc. provides its customers with quality storage container, storage trailer and ground level offices.

“One of our corporate goals is to continue to grow the Pac-Van brand throughout the United States, and we are excited to expand our service area in New England. With this acquisition of the assets from Lucky’s Lease, Inc., we now have a new location in central Vermont, nearly 550 additional units in our fleet and three new professionals on the team,” said Jody Miller, President and Chief Executive Officer of General Finance Corporation.

Lucky’s Trailer Sales, Inc., a sister company to Lucky’s Lease, Inc., will retain its over-the-road semi-trailer fleet and will continue to provide for the rental and sales of this product.

About Pac-Van
Pac-Van, Inc. (www.pacvan.com), a wholly-owned subsidiary of General Finance Corporation, provides storage and office space solutions to its customers through the leasing and selling of storage containers, mobile office trailers, modular buildings and bulk liquid storage frac tanks. The company serves a wide variety of customers, including those in the commercial, construction, education, government, health care, industrial, and retail sectors. Committed to providing high quality products, dependable service and sales excellence, Pac-Van, Inc. is headquartered in Indianapolis, Indiana, and has over 50 offices throughout North America.

About General Finance Corporation
Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions. Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries. The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of wholly-owned subsidiary Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those countries. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and other steel-related products in North America.

Media Contact: Shannon Jordan Pac-Van, Inc. sjordan@pacvan.com 317-489-5771		Investor Contact: Larry Clark Financial Profiles, Inc. lclark@finprofiles.com 310-622-8223
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